Exhibit 99.1
Press Release

COSTCO WHOLESALE CORPORATION ANNOUNCES REAUTHORIZATION OF STOCK REPURCHASE PROGRAM AND QUARTERLY CASH DIVIDEND
ISSAQUAH, Wash., January 19, 2023 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced that its Board of Directors has reauthorized a common stock repurchase program of up to $4 billion. This program will expire in January 2027 and replaces the current $4 billion program (adopted in 2019 and scheduled to expire April 2023), under which approximately $1.4 billion had been purchased. The Board of Directors also declared a quarterly cash dividend on Costco common stock of 90 cents per share. The dividend is payable February 17, 2023, to shareholders of record at the close of business on February 3, 2023.
Costco currently operates 847 warehouses, including 583 in the United States and Puerto Rico, 107 in Canada, 40 in Mexico, 31 in Japan, 29 in the United Kingdom, 18 in Korea, 14 in Taiwan, 14 in Australia, four in Spain, two each in France and China, and one each in Iceland, New Zealand and Sweden. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.
Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs and the Ukraine conflict), the ability to maintain effective internal control over financial reporting, regulatory and other impacts related to climate change, COVID-19 related factors and challenges, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:    Costco Wholesale Corporation
Richard Galanti, 425/313-8203
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254

COST-COMP